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                                                                    EXHIBIT 10.8

July 17, 2003
By Hand Delivery
Steve Goldman

Offer Letter

Dear Steve:

     On behalf of Isilon Systems, Inc. (the "Company"), I am pleased to offer you the position of Chief Executive Officer and President of the Company. Speaking for myself, as well as the other members of the Company's Board of Directors, we are all very impressed with your credentials and we look forward to your future success in this position. The terms of your new position with the Company are as set forth below.

     1. POSITION.

          a. You will become the Chief Executive Officer and President of the Company, working out of the Company's headquarters in Seattle, Washington. As CEO and President, you will be the most senior executive officer of the Company and will report to the Company's Board of Directors (the "Board") and have overall charge of and responsibility for the business and affairs of the Company. In addition, we expect that you will be appointed as a member of the Board at the Board's next regularly scheduled meeting and nominated by the Board at each meeting of stockholders as a director of the Company for so long as you remain CEO and President.

          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations of the CEO and President which are required of you under this letter, and to the reasonable satisfaction of the Company. During your employment, you further agree that you will devote substantially all of your business time and attention (excluding any periods of vacation and medical or sick leave) to the business of the Company. During your employment, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board. You will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking, lecture or presentation engagements in exchange for honoraria or from owning no more than two percent (2%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

     2. START DATE. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company as soon as possible, and such date will be referred to as your "Start Date," but it is expected that your Start Date will not be later than August 25th, 2003. If you cannot commence full-time employment by such date, this offer will be withdrawn with no further obligation on either our or your part.

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July 17, 2003
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     3. PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

     4. CASH COMPENSATION.

          a. BASE SALARY. You will be paid a cash salary of $18,750 per month, subject to applicable withholding taxes, which is equivalent to $225,000 on an annualized basis. Your salary will be payable pursuant to the Company's regular payroll policy (or in the same manner as paid to other officers of the Company), which is currently one payment every two weeks.

          b. BONUS. For your first twelve (12) months of employment, your target performance-based bonus will be $75,000. The bonus will be paid in four parts: up to $18,750 at the end of three (3) months of employment, $18,750 at the end of six (6) months of employment, $18,750 at the end of nine (9) months of employment and up to $18,750 at the end of twelve (12) months of employment. The performance objectives for each quarter's target cash bonus will be mutually determined by you and the Board upon commencement of your employment.

          c. COMPENSATION REVIEW. The Board or its Compensation Committee at the end of each calendar year during your employment will review your salary and any eligibility you may have for discretionary or incentive bonuses.

     5. EQUITY INTEREST.

          a. INITIAL GRANT. In connection with the commencement of your employment, the Board will grant you an option (the "Option") to purchase 3,080,000 shares (4.5% of the current fully-diluted shares) of the Company's Common Stock (the "Shares") with an exercise price equal to the fair market value on the date of the approval of such grant by the Board. The Shares will vest (meaning that you earn the right to retain Shares, including, if you purchased unvested Shares, the Company's right to repurchase the unvested Shares at your original purchase price lapses) at the rate of 25% of the Shares on the twelve (12) month anniversary of your Start Date, and the remaining Shares will vest monthly thereafter at the rate of l/48th of the total number of Shares per month. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's 2001 Stock Plan (the "Plan") with exceptions outlined in Section 5(e) of this letter agreement and the Stock Option Agreement and related documentation between you and the Company.

          b. EARLY EXERCISE. The Board will offer you the option of exercising the Option within 6 months of your option grant being approved by the Board. Should you choose this early exercise alternative: (i) you will be required to pay the full cost of exercising the Options, by cash, check or wire transfer of immediately available funds, within 6 months of the Option being approved


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July 17, 2003
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by the Board, and (ii) initially all of your exercised Shares will be subject to being repurchased by the Company should your employment with the Company be terminated for any reason. On the twelve (12) month anniversary of your Start Date, 25% of the Shares will be released from this repurchase agreement, and the remaining Shares will be released from this repurchase agreement at the rate of l/48th of the total number of Shares per month. Release of shares from this repurchase agreement will, of course, depend on your continued employment with the Company. Should the Company exercise its option to repurchase your unvested shares, the Company will repurchase them at a price equivalent to the lower of your original exercise price per share and the fair market value per share on the date of repurchase, as determined by the Board. The early exercise agreement will impose restrictions on unvested shares, including, but not limited to, limitations on transfer, voting privileges, and escrow of unvested shares.

          c. EQUITY BONUS. For your first twelve (12) months of employment, your maximum target performance-based equity bonus will be an option to purchase 684,000 shares (1.0% of the current fully-diluted shares) of the Company's Common Stock, which shall be subject to the Plan with exceptions outlined in
Section 5(e) of this Agreement. The bonus option will be granted in two parts: up to 342,000 shares at the end of six (6) months of employment and up to 342,000 at the end of twelve (12) months of employment. Such option will have an exercise price equal to the fair market value on the date of the approval of such grant by the Board and shall vest monthly over four years from your Start Date. The performance objectives for the six month and twelve month target equity bonuses will be mutually determined by you and the Board upon commencement of your employment.

          d. PREFERRED EQUITY WARRANT. At the time of the Preferred Series C financing, provided you are the President and CEO of the Company, you will be issued a warrant to purchase up to .5% (one-half of one percent) on a fully-diluted basis of the Company at the per share price of the Series C. This warrant will not be subject to vesting and will expire at the earlier of (i) 4 years from your Start Date, (ii) an IPO or (iii) a sale of the company or (iv) three-year exercise period from the date of Close of the Series C.

          e. CHANGE OF CONTROL. Section 14(c)(iv) of the Plan shall not be applicable to option grants outlined in this letter agreement. The option grants outlined in this letter agreement will be governed by the remaining provisions of Section 14(c) of the Plan, subject to the following:

               (i) If a Change of Control (as defined in the Plan) occurs and your employment is terminated by the Company or any successor without Cause (as defined below) or you terminate your employment with the Company or any successor for Good Reason (as defined below) within one year following the closing of such Change of Control, and your options shall have been assumed or replaced as contemplated by Section 14(c)(ii) of the Plan, then there will be an immediate acceleration of vesting with respect an additional 50% of the remaining unvested portion of your options, effective as of the date of termination of your employment; provided, however, that if a Change of Control occurs and your employment is terminated by the Company or any successor


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without Cause or you terminate your employment with the Company or any successor for Good Reason after such Change of Control but prior to the twelve-month anniversary of your Start Date, and your options shall have been assumed or replaced as contemplated by Section 14(c)(ii) of the Plan, then there will be an immediate acceleration of vesting with respect to only an additional 33%
(instead of 50%) of the remaining unvested portion of your options, effective as of the date of termination of your employment.

               (ii) Any acceleration of vesting pursuant to clause (i) above shall be in addition to the automatic acceleration of vesting with respect to 25% of the total number of shares subject to your options pursuant to Section 14(c)(ii) of the Plan.

               (iii) In the event of a Corporate Transaction in which the Successor Corporation does not agree to assume your options or to substitute equivalent options or rights, your options shall automatically be accelerated completely so that 100% of the number of shares covered by your options shall be fully vested immediately prior to the consummation of the Corporate Transaction.

               (iv) "Good Reason" is defined as (1) any action by the Company or any successor that results in a diminution of your position, authority, duties, responsibilities, compensation or benefits without your written consent, (2) any failure by the Company or any successor to comply with any provision of this letter agreement, (3) the Company's or any successor's requiring you to be based at any office or location more than 30 miles from your office location as of the Start Date, or (4) any failure by a successor to the Company to assume the Company's obligations under this letter agreement.

               (v) "Cause" for termination will exist if you are terminated for any of the following conduct that has caused or is reasonably expected to result in material injury to the Company: (i) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

               (vi) The treatment of your options with respect to acceleration of vesting upon any termination of your employment following a Change of Control will be at least as favorable as the treatment for any options (or lapsing of repurchase rights for awards) awarded to any other executive officer (officers having the title of Vice President and more senior officers) of the Company on or after the date of this letter agreement.

               (vii) The foregoing provisions shall be applicable to the options granted hereunder and any replacement options granted by a successor to the Company.


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July 17, 2003
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          f. POST-TERMINATION EXERCISE PERIOD. Notwithstanding Section 10(b)(i)
of the Plan, in the event of termination of your employment with the Company or a successor company other than upon your disability or death, or for Cause (as defined above), you may exercise your options for three months following such termination to the extent that you are entitled to exercise them at the date of such termination. The foregoing provision shall be applicable to the options granted hereunder and any replacement options granted by a successor to the Company.

     6. BENEFITS.

          a. EMPLOYEE BENEFITS. You and your eligible family members will be entitled to participate, to the extent you are eligible under the terms and conditions thereof, in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to the most senior executives of the Company and which may become effective from time to time during your employment with the Company.

          b. INDEMNIFICATION. The Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law. You shall be covered by all directors and officers insurance policies in place during your employment, providing protection at least comparable to present coverage.

          c. VACATION. You will be entitled to three weeks paid time off per year (including vacation time and sick time off), pro-rated for the remainder of this calendar year. To the extent that the Company allows a longer period for any of its most senior executive officers, you shall be entitled to the longer period.

     7. SEVERANCE BENEFITS.

          a. GENERAL. In the event of termination of your employment under any circumstances, you will not be entitled to any benefits (other than those you are due under applicable law) except as set forth in this Section 7 and Section 5(e) above.

          b. TERMINATION. Subject to Section 7(c) below, if the Company terminates your employment for any reason other than for Cause, or you resign all of your positions with the Company for Good Reason, you will be entitled to receive a continuation of your then current base salary or $125,000 on an annualized basis, whichever is higher, and reimbursement of COBRA payments for a period of six (6) months (the "Severance Period"), paid in accordance with the Company's normal payroll practices. To the extent that you receive cash compensation and/or obtain health benefits from another employer or pursuant to a consulting relationship during the Severance Period, if applicable, base salary continuation payments hereunder shall be reduced by the amount of


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July 17, 2003
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such cash compensation and/or, if applicable, reimbursement of COBRA payments will cease to the extent that you cease to make COBRA payments because of such health benefits. You agree that you will notify the Company of your obtaining employment or a consulting agreement, and the relevant terms thereof, during the Severance Period. You will not be entitled to any additional payments, salary, bonus or benefits in the event of termination for Cause.

          c. CONDITIONS. Any payments made under Section 7(b) above shall be subject to applicable tax withholding, and your receipt of such payments shall be subject to your executing the Company's (or its successor's) standard form release of claims releasing the Company and its successor(s) from claims relating to your employment relationship and termination of that relationship. Nothing in this Section 7 in any way modifies Section 10 below.

     8. PROPRIETARY INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

     9. NO CONFLICTS. You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

     10. AT-WILL EMPLOYMENT. Notwithstanding anything to the contrary in this letter agreement, your employment with the Company is for an indefinite term and will at all times be on an "at will" basis, meaning that, subject to applicable legal requirements, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as otherwise expressly set forth herein and in the Confidentiality Agreement.

     11. LEGAL REPRESENTATION. You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this Agreement and that the Company's counsel is representing only the Company in connection with this letter and negotiations relating to your employment.

     12. ARBITRATION. In the event that any disputes or claims arise relating to your employment relationship with the Company, including this letter agreement, you agree to submit such disputes or claims to arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. You and the Company shall share equally in the cost of the arbitration to the extent permitted by law. Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator. The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in


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accordance with this paragraph, without breach of this arbitration provision.
This Section 12 shall not apply to any dispute or claim relating to the Confidentiality Agreement.

     13. CHOICE OF LAW. This letter agreement shall be governed by the laws of the State of Washington, without regard to its conflicts of law provisions. The parties agree that any actions or proceedings arising under this agreement that result in litigation shall be litigated in state or federal court in the State of Washington. The parties consent to the jurisdiction and venue of the foregoing courts.

     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter agreement may be executed in one or more counterparts and may be executed by facsimile. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very Truly yours,


/s/ Matt McIlwain
-------------------------------------
Isilon Systems, Inc.
Matt McIlwain
Board Member


ACCEPTED AND AGREED:

Steve Goldman


Signature /s/ Steve Goldman
          ---------------------------
Date 7-18-03


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